Exhibit 10.2

August 9, 2002

Mark Smith

2763 East Fox Chase Circle

Doylestown, PA 18901

Dear Mr. Smith,

This letter confirms our offer of a full-time position as General Manager of Consumer Products with I-many, Inc., at a bi-weekly pay of $6923.07, annualized would be equal to a salary of $180,000. Your start date is scheduled to be September 4, 2002. This offer is contingent upon a satisfactory review of any references that you have supplied. You will spend Monday and Tuesday, September 9 and 10, 2002 in our New Employee Orientation Program in our headquarters in Portland, Maine.

You will be a participant in the General Manager’s Incentive Plan with an annual target award of $100,000. Actual awards will be based upon performance against established plan goals. A detailed Compensation Plan will be provided upon commencement of your employment with I-many, Inc.

You will be eligible to receive options to purchase 50,000 shares of I-many, Inc. common stock, based on a four year vesting schedule, pursuant to the 2001 Stock Plan, subject to Board of Directors approval. The exercise price will be determined at the date of grant. (As you may know, the exercise price must be based on fair market value at the time of grant and you must be an employee of the Company in order for options to be granted.)

In the event of a merger or acquisition of I-many, Inc., if you are terminated for other than performance or cause (defined below) within six months of the date of the merger or acquisition, you will receive a one-time severance payment equal to 2 months of your base salary at that time.

Cause:	Defined as gross negligence, willful misconduct, or a material violation of company policy.

Performance:	Defined as the inability to perform the required duties of your position. You will be given a 30 day written notice period to resolve any performance issues.

You will initially receive three weeks of vacation per year, to be accrued consistent with the company’s vacation policy.

You will receive benefits which include but are not limited to health, dental and vision insurance, short and long term disability insurance, participation in the company’s 401K plan which includes a matching component, and participation in all benefits offered to company employees, and offered to employees of similar positions and roles within the company.

Enclosed for your review is information regarding the Immigration Reform and Control Act of 1986. Upon accepting a position with I-many, Inc., the I-9 Form must be completed to verify identity and employment eligibility as required by law. You will be asked to complete an I-9 on your first day of employment with I-many, Inc. Please bring appropriate documentation with you at that time.

No provision herein is to be construed as a guaranty of continued employment and all employees are employed at will. Any contrary agreement must be in writing and must be signed by the President of I-many, Inc. Moreover, this letter does not create any such contrary agreement.

This offer of employment is contingent upon certain conditions being fulfilled including your agreement to and execution of I-many, Inc.’s standard Nondisclosure, Developments and Noncompete Agreement, included with this letter. You must sign and return the Nondisclosure, Developments and Noncompete Agreement to us in the enclosed envelope prior to beginning your employment with us.

I have also enclosed a W-4 form and AMEX application for you to complete. Please review, sign and return the completed W-4 form and AMEX application along with your signed Nondisclosure, Development and Noncompete Agreement at your earliest convenience.

Finally, by signing this letter, you are representing to I-many, Inc. that you are not subject to any agreement that precludes you from accepting this offer.

We are looking forward to having you join our team and believe you will find the experience a rewarding one. Welcome!

Sincerely,

/s/ Alan J. Cardinal
Alan J. Cardinal
Senior Vice President, Human Resources

Enclosures

/s/ Mark Smith	Aug. 13, 2002
Name	Date